EXHIBIT 99.1
AFC ENTERPRISES REPORTS THIRD QUARTER 2005 EARNINGS
Company also updates impact of Hurricanes Katrina and Rita
November 10, 2005 (ATLANTA) — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, today announced financial results for its third fiscal quarter that ended October 2, 2005. The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. eastern time on November 11, 2005, to review the results of the third quarter of 2005 and to provide an update on the overall business. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “Q3 2005 AFC Enterprises Earnings Conference Call.”
Third quarter of 2005 versus third quarter of 2004 continuing operations highlights:
•	System-wide sales increased 2.8 percent.
•	Total domestic same-store sales were up 2.3 percent.
•	Total revenues decreased 18.1 percent to $31.2 million in the third quarter of 2005.
•	Company-operated restaurant revenue declined by $7.3 million principally as a result of the effects of restaurant closures due to Hurricane Katrina, the sale of certain company-operated restaurants to franchisees, the closure of underperforming restaurants and the non-consolidation of the revenue of a franchisee previously consolidated under FIN 46R.

•	Franchise revenue increased by $0.3 million principally due to an increase in franchised restaurants and positive same-store sales.
•	General and administrative expenses decreased $6.6 million to $14.1 million. This decrease was primarily attributable to the reduction of professional and legal fees, information technology costs, and the closing of the AFC corporate center. Included in the $14.1 million general and administrative expenses was $4.9 million of executive benefits, severance and professional fees incurred by AFC in the process of closing the corporate center and $0.6 million for restricted stock grants to existing employees.
•	Operating profit was $4.3 million in the third quarter of 2005 compared to an operating loss of $4.5 million in the third quarter of 2004. This improvement was primarily attributable to a reduction of general and administrative expenses and impairments for information technology assets in 2004.
•	Income before discontinued operations and accounting change was $0.2 million, or $0.00 per diluted share, in the third quarter of 2005 compared to a loss before discontinued operations and accounting change of $2.3 million, or ($0.08) per diluted share, in the third quarter of 2004. This improvement was primarily due to an increase in operating profit which was partially offset by an increase in interest expense and higher income taxes. The increase in income taxes is due to higher taxable income and nondeductible expenses.
•	Net income increased $2.0 million to $0.1 million, or $0.00 per diluted share, in the third quarter of 2005 compared to net loss of $1.9 million, or ($0.07) per diluted share, in the third quarter of 2004.
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Financial Results
Total revenues decreased 18.1 percent to $31.2 million in the third quarter of 2005 versus $38.1 million in the third quarter of 2004. The $6.9 million decline in total revenues was principally due to a $7.3 million decrease in sales from company-operated restaurants. The $7.3 million decline in company-operated restaurant sales was comprised of approximately $3.4 million due to the effects of restaurant closures resulting from Hurricane Katrina, approximately $1.9 million from the sale to franchisees of certain company-operated restaurants in 2004 and the closure of underperforming restaurants in 2004 and 2005, and $2.9 million in sales relating to the non-consolidation of a franchisee previously consolidated in 2004 pursuant to Financial Accounting Standard Board Interpretation No. 46 (commonly known as FIN 46R). These factors were partially offset by a $0.3 million increase in same-store sales at company-operated restaurants and a $0.7 million increase associated with one new company-operated restaurant opening and two restaurant conversions from franchise to company operations in 2005.
Franchise revenues of $17.7 million were up $0.3 million in the third quarter of 2005 compared to franchise revenues of $17.4 million in the third quarter of 2004. This increase included $0.5 million in royalties resulting from a greater number of franchised restaurants, and $0.3 million in same-store sales for franchised restaurants. The increase was partially offset by $0.4 million of temporary relief to the Company’s Korean master franchisee conditioned upon the franchisee’s reinvestment of the funds in marketing and development.
General and administrative expenses were $14.1 million in the third quarter of 2005 representing a $6.6 million decrease from the third quarter of 2004. The overall net decrease was principally associated with the reduction in professional and legal fees, information technology costs and the closing of the AFC corporate center. Included in the $14.1 million general and administrative expenses was $4.9 million of executive benefits, severance and professional fees incurred by AFC in the process of closing the corporate center and $0.6 million for restricted stock grants to existing employees.
Operating profit was $4.3 million in the third quarter of 2005 compared to an operating loss of $4.5 million in the third quarter of 2004. The operating profit increase was primarily due to the reduction of $6.6 million in general and administrative expenses, a $1.4 million decrease in asset impairments principally related to information technology assets in 2004, a $0.6 million decrease in depreciation and amortization, and a $0.3 million increase in franchise revenue.
Income before discontinued operations and accounting change increased by $2.5 million to $0.2 million in the third quarter of 2005 compared to a loss before discontinued operations and accounting change of $2.3 million in the third quarter of 2004. This improvement was principally due to an $8.8 million increase in operating profit which was partially offset by $1.3 million in higher interest expense and $5.1 million of higher income taxes primarily resulting from higher taxable income and nondeductible expenses.
The Company reported net income of $0.1 million, or $0.00 per diluted share, in the third quarter of 2005 compared to net loss of $1.9 million, or ($0.07) per diluted share, in the third quarter of 2004.
AFC reported cash and cash equivalents and short-term investments of $70.9 million at the end of the third quarter of 2005 compared to $12.8 million at year end 2004.
As reported on May 27, 2005, AFC’s Board of Directors reaffirmed the Company’s previously disclosed share repurchase program, which had approximately $22.0 million of then-current availability. Under this program the Company has repurchased 1,009,270 shares of common stock for approximately $12.0 million in 2005.
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Operating Results
System-wide sales at AFC’s 1,772 Popeyes restaurants increased by 2.8 percent in the third quarter of 2005 compared to the third quarter of 2004. Franchise system-wide sales from which the Company derives franchise revenues were $363.9 million in the third quarter of 2005 compared to $346.6 million in the third quarter of 2004. Sales by company-operated restaurants (including FIN 46R units) were $12.2 million for the third quarter of 2005 compared to $19.5 million for the third quarter of 2004. The decline was principally a result of fewer company-operated restaurants as described above. System-wide sales include sales from both company-operated and franchised Popeyes restaurants.
Total domestic same-store sales at Popeyes’ restaurants were up 2.3 percent for the third quarter of 2005 compared to up 1.9 percent in the third quarter of 2004. The Company’s domestic same-store sales for the third quarter of 2005 were up 2.9 percent for company-operated restaurants and up 2.3 percent for franchised restaurants. Popeyes continued to experience positive same-store sales for the fifth consecutive quarter. This improved performance was primarily driven by new menu development, improved restaurant operations and continued restaurant re-imaging throughout the system.
The Popeyes system opened 29 new restaurants during the third quarter of 2005 compared to 25 total system openings during the third quarter of 2004. This figure was comprised of 12 domestic restaurants and 17 international restaurants which further penetrated existing markets. Total unit count decreased by 55 units to 1,772 at the end of the third quarter 2005 compared to 1,827 at the end of the second quarter 2005. This decline in unit count was primarily due to the impact of Hurricanes Katrina and Rita as described below.
Effects of Hurricanes Katrina and Rita
Hurricane Katrina
The Company estimates that 36 company-operated restaurants and 90-95 franchised restaurants, were closed for at least one day due to storm damage, loss of electricity and flooding from Hurricane Katrina. The closed restaurants were primarily located along the Gulf Coast of Alabama, Mississippi, and in the New Orleans area. As of October 2, 2005, the end of the Company’s third fiscal quarter, 39 restaurants were temporarily closed, which included 32 company-operated restaurants in New Orleans and 7 franchised restaurants. Hurricane Katrina’s impact on third quarter operations resulted in approximately 1,880-1,900 lost operating days for the Popeyes system.
As November 10, 2005, the Popeyes system has 33 restaurants temporarily closed due to the effects of Hurricane Katrina, which includes 28 company-operated restaurants in New Orleans and 5 franchised restaurants. The Company has re-opened 7 company-operated restaurants and expects approximately 3 additional company-operated restaurants to re-open by the end of fiscal year 2005. The Company expects an additional 8-12 company-operated restaurants to be re-opened in fiscal 2006, subject to available staffing and local governmental approval. The remaining 14-18 company-operated restaurants will be evaluated to determine which restaurants will be re-opened at their current site, relocated, or permanently closed. This evaluation will continue well into 2006 as governmental plans for revitalization and re-settlement of New Orleans become clearer. Of the franchised restaurants that currently remain closed, the Company expects 2 restaurants will re-open prior to the end of fiscal 2005 and 3 restaurants will re-open during fiscal 2006.
Hurricane Rita
The Company estimates that 145-155 franchised restaurants were closed for at least one day due to storm damage, loss of electricity and flooding from Hurricane Rita. As of October 2, 2005, the end of the Company’s third fiscal quarter, 18 franchised restaurants remained closed in Texas and Louisiana. Hurricane Rita’s impact on third quarter operations resulted in approximately 450-460 lost operating days for the Popeyes franchise system. To date, all franchised restaurants affected by Hurricane Rita have re-opened.
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Financial Impact of Hurricanes
During the third quarter of 2005, the Company recognized $4.1 million of long-lived asset impairments and $1.4 million of other expenses such as relief payments to employees, inventory write-offs, donations to the American Red Cross, and clean-up costs associated with Hurricane Katrina. Offsetting these incurred costs, the Company recorded recoveries of $4.3 million associated with insurance claims for property and inventory losses and $0.3 million for business interruption claims.
As a result of the hurricane-related restaurant closures, the Company estimates the negative impact on operating profit is $1.8 million or after tax net income effect of approximately $1.0 million for the third quarter of 2005. The $1.8 million includes $0.9 million expenses in donations to the relief effort and employee assistance and $0.9 million of lost operating profit from restaurant operations which the Company will include in future business interruption insurance claims.
AFC maintains up to $25 million in insurance coverage for property and casualty, flood and business interruption. These coverages are subject to deductibles that total approximately $1.2 million. The Company believes its insurance is adequate to cover property and casualty losses in excess of the deductibles. In addition, the Company’s business interruption insurance is expected to cover substantial portions of lost restaurant operating profit associated with closed company-operated restaurants. The Company expects that the loss of royalty revenue from closed franchised restaurants will be substantially offset by business interruption insurance and increases in franchise royalty revenue from an increase in sales in markets adjacent to the affected region. The timing and the amount of insurance recoveries are difficult to predict at this time.
2005 Operational Performance Projections
Popeyes continues to anticipate full-year domestic same-store sales growth for 2005 to be within the range of its projections of up 2.0-3.0 percent, new unit openings for 2005 from 115-125 restaurants and closings at 70-80 restaurants.
The Company has refined its projected annualized general and administrative expense run rate to be approximately $33-$35 million by the end of 2005, excluding the Company’s $3 million for spice royalty expense, $3-$4 million for rent expense associated with restaurants leased by AFC and then subleased to franchisees, and restricted stock grants.
Kenneth Keymer, President of Popeyes Chicken & Biscuits, stated, “Despite the significant impact Hurricanes Katrina and Rita had on our system during the third quarter, I am very pleased with the performance of our business operations. We continue to see strength in our domestic opening pipeline while completing our fifth consecutive quarter of positive same-stores sales. We debuted two very successful limited time offers, Butterfly Shrimp and Spicy BBQ Wings. Perhaps most importantly, we are seeing a nice step up in sales and profit momentum. I am very pleased that our management team was able to retain focus on growing the overall business. The team delivered solid performance and at the same time stayed actively involved in positioning Popeyes for successfully re-entering our “Hometown” of New Orleans.”
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Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of October 2, 2005, Popeyes had 1,772 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com.
AFC Contact Information
Alicia Thompson, Vice President, Popeyes Communications
(404) 459-4572
Investor inquires: investor.relations@afce.com
Media inquiries: popeyescommunications@popeyes.com
Supplemental Financial Information on pages 6 - 9.
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AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In millions, except share data)

	10/02/05	12/26/04

ASSETS
Current assets:
Cash and cash equivalents	$15.9	$12.8
Short-term investments	55.0	—
Accounts and current notes receivable, net	16.0	13.3
Prepaid income taxes	—	25.9
Other current assets	18.0	40.6
Assets of discontinued operations	—	153.3

Total current assets	104.9	245.9

Long-term assets:
Property and equipment, net	38.9	47.2
Goodwill	9.6	9.6
Trademarks and other intangible assets, net	43.9	42.8
Other long-term assets, net	18.7	16.4

Total long-term assets	111.1	116.0

Total assets	$216.0	$361.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24.7	$37.7
Accrued liabilities	25.5	24.7
Current debt maturities	1.7	4.9
Liabilities of discontinued operations	—	41.5

Total current liabilities	51.9	108.8

Long-term liabilities:
Long-term debt	189.8	87.5
Deferred credits and other long-term liabilities	18.5	24.7

Total long-term liabilities	208.3	112.2

Commitments and contingencies

Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 29,333,571 and 28,325,355 shares issued and outstanding at October 2, 2005 and December 26, 2004, respectively)	0.3	0.3
Capital in excess of par value	171.2	155.4
Notes receivable from officers, including accrued interest	(1.1)	(1.2)
Accumulated deficit (Note 7)	(215.4)	(13.6)
Accumulated other comprehensive income (Note 9)	0.8	—

Total shareholders’ equity	(44.2)	140.9

Total liabilities and shareholders’ equity	$216.0	$361.9

AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	10/02/05	10/03/04	10/02/05	10/03/04
Revenues:
Sales by company-operated restaurants	$12.2	$19.5	$49.5	$70.2
Franchise revenues	17.7	17.4	59.2	55.7
Other revenues	1.3	1.2	4.2	3.9

Total revenues	31.2	38.1	112.9	129.8

Expenses:
Restaurant employee, occupancy and other expenses	6.5	11.6	25.9	39.5
Restaurant food, beverages and packaging	3.9	6.1	16.0	22.0
General and administrative expenses	14.1	20.7	49.1	58.8
Depreciation and amortization	1.4	2.0	5.4	8.4
Shareholder litigation and other expenses, net	1.0	2.2	22.2	3.3

Total expenses	26.9	42.6	118.6	132.0

Operating profit (loss)	4.3	(4.5)	(5.7)	(2.2)
Interest expense, net	2.4	1.1	4.3	3.8

Income (loss) before income taxes, minority interest, discontinued operations and accounting change	1.9	(5.6)	(10.0)	(6.0)
Income tax expense (benefit)	1.7	(3.4)	(4.6)	(3.4)
Minority interest	—	0.1	—	0.1

Income (loss) before discontinued operations and accounting change	0.2	(2.3)	(5.4)	(2.7)
Discontinued operations, net of income taxes	(0.1)	0.4	156.5	14.9
Cumulative effect of an accounting change, net of income taxes	—	—	—	(0.2)

Net income (loss)	$0.1	$(1.9)	$151.1	$12.0

Basic earnings (loss) per common share:
(Loss) income before discontinued operations and accounting change	$—	$(0.08)	$(0.18)	$(0.09)
Discontinued operations, net of income taxes	—	0.01	5.37	0.53
Cumulative effect of an accounting change, net of income taxes	—	—	—	(0.01)

Net income (loss)	$—	$(0.07)	$5.19	$0.43

Diluted earnings (loss) per common share:
(Loss) income before discontinued operations and accounting change	$—	$(0.08)	$(0.18)	$(0.09)
Discontinued operations, net of income taxes	—	0.01	5.37	0.53
Cumulative effect of an accounting change, net of income taxes	—	—	—	(0.01)

Net income (loss)	$—	$(0.07)	$5.19	$0.43

AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	40 Weeks Ended
	10/02/05	10/03/04
Cash flows provided by (used in) operating activities:
Net income	$151.1	$12.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations, net of income taxes	(156.5)	(14.9)
Depreciation and amortization	5.4	8.4
Asset write-downs	5.1	2.4
Net gain on sale of assets	(1.3)	(0.2)
Cumulative effect of an accounting change, pre-tax	—	0.2
Deferred income taxes	25.7	(0.4)
Non-cash interest, net	2.5	0.6
Provision (recovery) for credit losses	(0.4)	0.6
Minority interest	—	0.1
Compensatory expense for stock options	1.7	0.1
Change in operating assets and liabilities, exclusive of opening VIE balances:
Accounts receivable	(2.4)	(0.1)
Prepaid income taxes	25.9	2.7
Other operating assets	5.0	0.7
Accounts payable and other operating liabilities	(110.0)	(1.9)

Net cash provided by (used in) operating activities of continuing operations	(48.2)	10.3

Net cash provided by (used in) operating activities of discontinued operations	(4.6)	29.6

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(3.5)	(7.2)
Capital expenditures of discontinued operations	—	(8.1)
Proceeds from dispositions of property and equipment	3.1	1.7
Proceeds (payments) relating to the sale of discontinued operations, net	368.0	(1.0)
Acquisition of franchised units	(2.2)
Purchases of short-term investments	(275.0)	—
Sales and maturities of short-term investments	220.0	—
Proceeds from notes receivable	0.8	1.9

Net cash provided by (used in) investing activities	311.2	(12.7)

Cash flows provided by (used in) financing activities:
Proceeds from 2005 Credit Facility	190.0	—
Principal payments - 2005 Credit Facility (term loans)	(0.5)	—
Principal payments - 2002 Credit Facility (term loans)	(55.7)	(13.4)
Principal payments - 2002 Credit Facility (revolving credit facility), net	(34.6)	(8.8)
Principal payments — VIE and other notes	(0.1)	(0.2)
Increase (decrease) in bank overdrafts, net (including effects of discontinued operations)	(4.6)	2.9
Increase in restricted cash (including effects of discontinued operations)	(2.8)	(1.5)
Debt issuance cost	(3.6)	—
Dividends paid	(352.9)	—
Issuance of common stock, net	—	0.1
Proceeds from exercise of employee stock options	11.8	2.6
Other, net	(2.5)	0.6

Net cash (used in) financing activities	(255.5)	(17.7)

Net increase in cash and cash equivalents	2.9	9.5
Cash and cash equivalents at beginning of year	13.0	3.8

Cash and cash equivalents at end of quarter	$15.9	$13.3

Cash and cash equivalents of continuing operations	$15.9	$13.0
Cash and cash equivalents of discontinued operations	$—	$0.3

	3Q Ended	3Q Ended	Year to Date	Year to Date
Total Same-Store Sales	10/02/05	10/03/04	10/02/05	10/03/04

Company	2.9%	1.7%	3.3%	0.1%
Franchised	2.3%	1.9%	2.3%	0.9%
Total Domestic	2.3%	1.9%	2.3%	0.8%
International	(5.6%)	(3.6%)	(3.8%)	(5.8%)

New Unit Openings
Company	0	0	1	0
Franchised	12	15	41	46
Total Domestic	12	15	42	46
International	17	10	38	35
Total Global	29	25	80	81

Unit Count
Company	25	66	25	66
Franchised	1,404	1,400	1,404	1,400
Total Domestic	1,429	1,466	1,429	1,466
International	343	353	343	353
Total Global	1,772	1,819	1,772	1,819
Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brand are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Katrina, effects of increased gasoline prices, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, the loss of franchisees and other business partners, failure of our franchisees, the loss of senior management and the inability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, competition from other restaurant concepts and food retailers, the need to continue to improve our internal controls, failure to successfully complete the merger of our AFC corporate function into the Popeyes corporate function, limitations on our business under our 2005 Credit Facility, a decline in our ability to franchise new units, increased costs of our principal food products, labor shortages or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, unexpected and adverse fluctuations in quarterly results, increased government regulation, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2004 Annual Report on Form 10-K/A and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
The impact of Hurricane Katrina on the Company’s results of operations and financial condition, generally and more specifically on the Company’s New Orleans restaurants remains uncertain. The Company’s ability to reopen restaurants impacted by Hurricane Katrina depends on a number of factors, including but not limited to: the restoration of local and regional infrastructure such as utilities, transportation and other public services; the Company’s ability to obtain services and materials for the repair of its restaurants; the displacement and return of the population in affected locations and the plans of governmental authorities for the rebuilding of affected areas; and the amounts and timing of payments under the Company’s insurance coverage. The Company’s ability to collect its insurance coverage is subject to, among other things, the Company’s insurers not denying coverage of claims, timing matters related to the processing and payment of claims and the solvency of the Company’s insurance carriers. Factors which could limit the Company’s ability to recover total losses from insurance proceeds include: the percentage of losses ultimately attributable to wind versus flood perils, the business interruption recovery period deemed allowable under the term of the Company’s insurance policies and the Company’s ability to limit ongoing costs such as facility rents, taxes, and utilities. Further, there can be no assurance that sales levels at certain franchised restaurants that have remained open in the region will continue at the heightened levels experienced since the storm.
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